Exhibit 10.7

August 25th, 2015

Brent Cromley

300 3rd Street Apt. 719

San Francisco, CA 94107

Re:	Offer of Employment by Zuora, Inc.

Dear Brent,

I am very pleased to confirm our offer to you of employment with Zuora, Inc., a Delaware Corporation (the “Company”). You will report to the CEO, Tien Tzuo in the position of Senior Vice President, Technology. Your start date will be on or before September 14th, 2015. The terms of our offer and the benefits currently provided by the Company are as follows and your employment is contingent upon the successful completion of satisfactory references and a background check:

1. Starting Salary. Your starting salary will be three hundred thousand dollars ($300,000) per year and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. The Company currently pays salary on the 15th and last day of each month. You will also be able to participate in the executive incentive compensation plan which will provide you with the opportunity to earn variable compensation up to 40% of your base salary for a total on target earnings (OTE) of four hundred and twenty thousand dollars ($420,000) per year.

2. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. As a senior executive, you will also be entitled to participate in our “no vacation” policy which allows you to take time off as needed. Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

3. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not

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Employment Offer

assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

4. Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to seven hundred and fifty thousand (750,000) shares of Common Stock of the Company (the “Option”) under our 2006 Stock Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of 25% percent at the end of your first anniversary with the Company, and an additional 2.08333% percent per month thereafter, so long as you remain continuously employed by the Company. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors.

Subject to the additional approval of the company’s Board of Directors, the Company shall propose that in the event of a change of control of the Company, and your position is terminated without Cause (double trigger) as defined herein, fifty (50%) per cent of your unvested shares will vest automatically. For purposes of clarity, “Cause” shall be defined as (a) conviction or plea of nolo contender to a felony offense or crime of violence or dishonesty; (b) Theft, fraud or embezzlement with respect to any property or funds of he Company, any affiliate, subsidiary or parent of the Company; (c) Material breach of your obligations under a certain Proprietary Information and Confidentiality Agreement(s) with the Company; (d) Gross misconduct which has a demonstrable and significant adverse effect on the business, operations, reputation or business prospects of the Company or of an affiliate, subsidiary or parent of the Company, or (e) Gross negligence in the performance of your job duties and responsibilities.

5. Non-Solicitation. During your employment with the Company and for a period of one (1) year thereafter, you will not directly or indirectly solicit away employees or consultants of the Company for your own benefit or for the benefit of any other person or entity.

6. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

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8. Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9. Acceptance. This offer will remain open until August 27thh, 2015. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Brent, we look forward to the opportunity to welcome you to Zuora, Inc.

Very truly yours,

/s/ Rene’ C. Cirulli
Rene’ C. Cirulli Vice President, Talent

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Brent Cromley	Date signed:	August 27, 2015
Brent Cromley

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